Integrität
Audit, Accounting & Advisory, LLC

1825 NW Corporate Blvd, Suite 110, Boca Raton, FL 33431
**Office:** 561-210-7284 | **Fax:** 561-325-8205
**Email:** info@integritatcpa.com | **Website:** www.integritatcpa.com

*Via Email*

May 19, 2026

Audit Committee of the Board of Directors
Waste Energy Corp.
3250 Oakland Hills Court
Fairfield, CA 94534

Attention: Edmund Chuck Moy, Audit Committee Chair
Scott Gallagher, Lead Director
Scott McBride, Director

**Re: Resignation as Independent Registered Public Accounting Firm — Waste Energy Corp.**

Dear Audit Committee:

Effective May 19, 2026, Integrität Audit, Accounting & Advisory, LLC (the "Firm") hereby resigns as the independent registered public accounting firm for Waste Energy Corp. (the "Company).

Set forth in the Firm's prior written communications with management and the Audit Committee are some circumstances giving rise to this resignation, including the audit-evidence and reliability concerns the Firm has been unable to remediate under current engagement conditions. The Firm will not issue an audit report with respect to the financial statements for the fiscal year ended December 31, 2025.

**Outstanding Fees**
We wish to remind you that the Company has an unpaid invoice totaling $13,541.10 (enclosed). This does not include fees for services rendered since April 30, 2026, which will be covered by a separate invoice to be transmitted to you shortly. We expect immediate payment in full for all outstanding invoices. If the Company is not in a position to make immediate payment, please contact us so that we can discuss an extended payment arrangement. Subject to the Company making satisfactory arrangements for payment of all outstanding invoices, we will cooperate with your new accountants.

To facilitate that transition, please provide us with a written authorization to make disclosures to your new accountants. Without such authorization, we are ethically prohibited from communicating with others regarding the Company's affairs.

Sincerely,

Ms. Cicely A Parada, CPA
Engagement Partner

cc: Brenda Hamilton, Esq.